      As filed with the Securities and Exchange Commission on December ___, 1998
                                                       Registration No. 33-57981

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                     --------------------------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     --------------------------------------

                          WORTHINGTON INDUSTRIES, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

             OHIO                                               31-1189815
 ------------------------------                              -------------------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                    1205 DEARBORN DRIVE, COLUMBUS, OHIO 43085
          ------------------------------------------------------------
          (Address of principal executive offices, including zip code)

            WORTHINGTON INDUSTRIES, INC. DEFERRED PROFIT SHARING PLAN
            ---------------------------------------------------------
                            (Full title of the plan)


                             DALE T. BRINKMAN, ESQ.
                               1205 DEARBORN DRIVE
                              COLUMBUS, OHIO 43085
                     ---------------------------------------
                     (Name and address of agent for service)

                                 (614) 438-3001
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)



                           Index to Exhibits at page 5

               On October 13, 1998, Worthington Industries, Inc., a Delaware corporation ("Worthington Delaware"), was merged (the "Merger") with and into Worthington Industries, Inc., an Ohio corporation and a wholly-owned subsidiary of Worthington Delaware ("Worthington Ohio"). Worthington Ohio was formed as an Ohio corporation as a vehicle to effect the change of Worthington Delaware's state of incorporation from Delaware to Ohio through the Merger. The Merger was approved by the shareholders of Worthington Delaware at the Annual Meeting of Shareholders held on September 24, 1998.

               Each share of common stock, par value $0.01 per share (the "Worthington Delaware Shares"), of Worthington Delaware was converted into one common share, without par value (the "Worthington Ohio Common Shares"), of Worthington Ohio. By virtue of the Merger, Worthington Ohio has succeeded to all the business, properties, assets and liabilities of Worthington Delaware. Pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Worthington Ohio Common Shares are deemed to be registered under the Exchange Act.

               Pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the "1933 Act"), Worthington Ohio hereby adopts the Registration Statement on Form S-8 (Registration No. 33-57981) of Worthington Delaware, related to the registration under the 1933 Act of 1,500,000 Worthington Delaware Shares and an indeterminate amount of interests to be offered under the Worthington Industries, Inc. Deferred Profit Sharing Plan (the "Deferred Profit Sharing Plan"), as Worthington Ohio's own Registration Statement on Form S-8 for all purposes of the 1933 Act and the Exchange Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
---------------------------------------------------

               The following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

               (a) Worthington Delaware's Annual Report on Form 10-K for the fiscal year ended May 31, 1998, filed pursuant to the Exchange Act;

               (b) Worthington Ohio's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1998, filed pursuant to the Exchange Act;

               (c) The Annual Report on Form 11-K for the fiscal year ended December 31, 1997 of the Deferred Profit Sharing Plan, filed pursuant to the Exchange Act;

               (d) All documents which may be filed by Worthington Ohio and the Deferred Profit Sharing Plan with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering contemplated by the Deferred Profit Sharing Plan, from the date of filing of each such document; and

               (e) The description of the Worthington Ohio Common Shares contained in Worthington Ohio's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1998.

               Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.    Indemnification of Directors and Officers.
-----------------------------------------------------

               Under Section 1701.13(E) of the Ohio Revised Code (the "OGCL"), directors, officers, employees and agents of Ohio corporations have an absolute right to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by them to the extent they are successful in defense of any action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such proceeding. A director, officer, employee or agent is entitled to such indemnification if such person's success is "on the merits or otherwise". Directors (but not officers, employees or agents) are entitled to mandatory payment of expenses by the corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director's act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

               Section 1701.13(E) of the OGCL permits a corporation to indemnify directors, officers, employees or agents of the corporation in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied. A corporation may grant indemnification in actions other than derivative actions if the indemnitee has acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee's conduct was unlawful. Such indemnification is permitted against expenses (including attorneys' fees) as well as judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee.

               An Ohio corporation may also provide indemnification in derivative actions for attorneys' fees and expenses actually and reasonably incurred in connection with the defense or settlement of an action if the officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement of such actions. The corporation may not indemnify a director, officer, employee or agent in such actions for attorneys' fees and expenses if such person is adjudged to be liable to the corporation for negligence or misconduct in the performance of such person's duties to the corporation, unless and only to the extent that a court determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity.

               Section 1701.13(E) of the OGCL states that the indemnification provided thereby is not exclusive of any other rights granted to those persons seeking indemnification under the articles, the regulations, any agreement, a vote of the shareholders or disinterested directors, or otherwise.

               The OGCL grants express power to an Ohio corporation to purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

               The Code of Regulations of Worthington Ohio (the "Regulations") provides for broader indemnification than specifically afforded under Section 1701.13(E) of the OGCL. The Regulations provide that Worthington Ohio must indemnify officers and directors against expenses (including attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement incurred in connection with any pending, threatened or completed action (whether criminal, civil, administrative or investigative) by reason of the fact that any such individual is or was a director, officer, employee, agent or volunteer of Worthington Ohio or is or was serving at the request of Worthington Ohio as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation or other entity so long as such individual's act or omission was not occasioned by such individual's intent to cause injury to, or by such individual's reckless disregard for the best interests of, Worthington Ohio and, with respect to any criminal matter, such individual had no reasonable cause to believe such individual's conduct was unlawful. The Regulations forbid Worthington Ohio from indemnifying an officer or director if such person is adjudged to be liable for an act or omission occasioned by such person's deliberate intent to cause injury to, or by such person's reckless disregard for the best interests of, Worthington Ohio unless and only to the extent a court, in view of all the circumstances, concludes that such person is fairly and reasonably entitled to such indemnity as the court deems proper. The Regulations recite a presumption (which may only be rebutted by clear and convincing evidence) that no act or omission by a director or officer was occasioned by an intent to cause injury to, or by a reckless disregard for the best interests of, Worthington Ohio, and with respect to any criminal matter, that no director or officer had reasonable cause to believe his or her conduct was unlawful.

               The Regulations state that the indemnification provided thereby is not exclusive of any other rights to which any person seeking indemnification may be entitled. Additionally, the Regulations provide that Worthington Ohio may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or volunteer of Worthington Ohio, or who is or was serving another entity at the request of Worthington Ohio, against any liability asserted against such person and incurred by such person in such capacity, or arising out of such person's status as such, whether or not Worthington Ohio would have the obligation or power to indemnify such person under the Regulations. The Regulations also authorize Worthington Ohio to purchase and maintain trust funds, letters of credit or self-insurance on behalf of any person who is or was a director, officer, employee, agent or volunteer of Worthington Ohio or who is or has served another entity at the request of Worthington Ohio.

               The Board of Directors of Worthington Ohio has in the past and may in the future maintain insurance to insure its present or former directors, officers and employees against liabilities and expenses arising out of any claim or breach of duty, error, misstatement, misleading statement, omission or other acts done by reasons of their being such directors, officers or employees of Worthington Ohio.

Item 8.     Exhibits.
---------------------

               The following exhibits are filed herewith and made a part hereof:

Exhibit No.         Description
-----------         -----------

  4(a) Amended Articles of Incorporation of Worthington Industries, Inc. (incorporated by reference to Exhibit 3(a) of Worthington Ohio's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1998 (File No. 0-4016)).

  4(b)              Code of Regulations of Worthington Industries, Inc.
                    (incorporated by reference to Exhibit 3(b) of Worthington Ohio's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1998 (File No. 0-4016)).

                                   SIGNATURES


               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on December 15, 1998.


                                     WORTHINGTON INDUSTRIES, INC.


                                     By: /s/ Donal H. Malenick
                                        --------------------------------------
                                        Donal H. Malenick, President and Chief
                                        Operating Officer

               Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.


          *                                    *                            /s/ Donal H. Malenick
--------------------------           --------------------------             --------------------------
John H. McConnell                    John P. McConnell                      Donal H. Malenick
Director, Chairman Emeritus          Director, Chairman of the Board and    Director, President and Chief
and Founder                          Chief Executive Officer                Operating Officer

/s/ John T. Baldwin                  /s/ Michael R. Sayre                                *
--------------------------           --------------------------             --------------------------
John T. Baldwin                      Michael R. Sayre                       Charles D. Minor
Treasurer                            Corporate Controller                   Director, Secretary


                                                 *
--------------------------           --------------------------             --------------------------
John B. Blystone                     Charles R. Carson                      William S. Dietrich, II
Director                             Director                               Director

             *                                                                           *
--------------------------           --------------------------             --------------------------
John F. Havens                       Peter Karmanos, Jr.                    Pete A. Klisares
Director                             Director                               Director

             *                                   *                                       *
--------------------------           --------------------------             --------------------------
Robert B. McCurry                    Gerald B. Mitchell                     James Petropoulos
Director                             Director                               Director


--------------------------
Mary Schiavo
Director



*By: /s/ Donal H. Malenick                               Date: December 15, 1998
    ---------------------------
       Donal H. Malenick
       Attorney-In-Fact

               Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on December 15, 1998.



                                     WORTHINGTON INDUSTRIES, INC.
                                     DEFERRED PROFIT SHARING PLAN


                                     By: /s/ Donal H. Malenick
                                        --------------------------------------
                                        Donal H. Malenick